FOR IMMEDIATE RELEASE

Loudeye Appoints Jeff Cavins President and Chief Executive Officer

Loudeye Board of Directors Appoints Anthony Bay to Chairman of the Board and Jeff Cavins to Member of the Board

Seattle, WA - March 12, 2003 - Loudeye Corp. (NASDAQ: LOUD), a global leader in Webcasting and digital media solutions, today announced its board of directors has appointed Jeff Cavins president and chief executive officer. Effective immediately, he will replace Phil Gioia, who has resigned. Mr. Cavins has also been appointed to the board of directors of the company. Additionally, Anthony Bay, a Loudeye board member for nearly 3 years, replaces Chad Waite as chairman of the board, effective immediately.

Loudeye recently engaged the services of Regent Pacific Management Corporation and selected Regent Pacific principals, including Mr. Gioia, to help define the strategic direction of the company. This engagement, and the involvement of Regent Pacific principals as part of Loudeye's executive management team, has concluded effective today. Additionally, Gary Sbona, chairman and CEO of Regent Pacific Management Corporation, has resigned his seat on the board of directors of Loudeye Corp.

Mr. Cavins, 41, who brings more than 16 years of senior level and technology management expertise to his new role, will guide the strategic direction of the company. Since joining Loudeye in November of 2002 as senior vice president of worldwide sales, Mr. Cavins has directed the restructuring of the company's sales and marketing organizations with an emphasis on jumpstarting Loudeye's revenue growth.

"Digital media has reached a critical inflection point, becoming equally standard among audiences as an entertainment medium and across businesses as a communication medium for increasing the value of critical functions," said Jeff Cavins, Loudeye's president and chief executive officer. "Serving on the senior management team has given me an in-depth understanding of Loudeye's business and provided valuable insight into how we can maximize revenue potential. I'm committed to leveraging the strength of our products, solutions and technical assets to bring the company to the next stage in its development."

Mr. Cavins has held senior management positions in several technology companies over the last decade. Most recently, Cavins served as senior vice president of North America for Exodus Communications, a leading managed hosting and interactive web services company, where he was directly responsible for $850 million in annualized revenues and 1,100 employees. In this capacity, Mr. Cavins oversaw a successful restructuring, which led to the company being acquired by Cable & Wireless. Previously, Cavins served as president and CEO of CSI Digital, which was recognized by INC. Magazine in 1997 as one of the 100 fastest growing private companies in America. Prior to that, he spent nearly a decade in Sony's Broadcast division.

Anthony Bay is an advisor to technology companies and a private venture investor. Previously, Mr. Bay served as vice president and general manager of Microsoft's Digital Media Division and was a member of Microsoft's executive staff. Mr. Bay also served as general manager of Microsoft's Commercial Systems Division. Prior to Microsoft, Mr. Bay spent eight years at Apple Computer, including three years at Apple's European headquarters in Paris. Before joining Apple, Mr. Bay was a principal in two Silicon Valley start-up companies: Grapevine Communications, an online services company where he was founder and CEO, and Groupware Systems, a workgroup applications company. Mr. Bay currently sits on the board of several technology companies including CMGI, Fullplay Media Systems, ActiveISP, and European Capital Ventures.

"Jeff's extensive senior management experience and background will be critical to Loudeye moving forward," said Anthony Bay, chairman of the board of directors of Loudeye Corp. "We believe his appointment will help us execute our strategic plans for the Company and maximize shareholder value."

About Loudeye Corp.
Loudeye is a global leader in Webcasting and digital media solutions used by some of the world's leading corporations for training, sales and marketing, corporate communications, events/conferences and media/entertainment. For more information, visit www.loudeye.com.

Forward Looking Statements
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the resignation of Phil Gioia and Gary Sbona, the appointment of Jeff Cavins to president and chief executive officer, Mr. Cavins' appointment to the board of directors, and Anthony Bay's appointment as chairman of the board of directors; and the statements made by the CEO and chairman of the board of directors. These statements are based on current expectations and actual results may differ materially due to risks and uncertainties, including the possibility of adverse changes in the market for Webcasting or the distribution of digital media; any redundancy problems or failures in connection with our hosting infrastructure; the complexity of our services and delivery networks; failures by third party telecommunication and network providers to provide required transmission capacity; our capacity to scale and support third party technologies; and other risks and uncertainties set forth in our most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. We assume no obligation to update the forward-looking statements.

Contacts
Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206.264.8220, andrew@barokas.com

Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com